Filed pursuant to Rule 433(d)

Registration Nos. 333-228964 and 333-228964-02

FINAL TERM SHEET, dated March 4, 2020

$1,010,540,000

John Deere Owner Trust 2020

Issuing Entity

$299,500,000	Class A-1	1.10000% Asset Backed Notes
$335,000,000	Class A-2	1.01% Asset Backed Notes
$296,850,000	Class A-3	1.10% Asset Backed Notes
$79,190,000	Class A-4	1.21% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$299,500,000	$335,000,000	$296,850,000	$79,190,000
Per Annum Interest Rate	1.10000%	1.01%	1.10%	1.21%
Final Scheduled Payment Date	March 15, 2021	January 17, 2023	August 15, 2024	November 16, 2026
Initial Public Offering Price	100.00000%	99.99293%	99.99389%	99.97968%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning April 15, 2020 (subject to the business day convention)	Monthly, beginning April 15, 2020 (subject to the business day convention)	Monthly, beginning April 15, 2020 (subject to the business day convention)	Monthly, beginning April 15, 2020 (subject to the business day convention)
Weighted Average Life(2)	0.35	1.22	2.51	3.51
CUSIP	47789K AA1	47789K AB9	47789K AC7	47789K AD5

(1)

Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2)	Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: March 4, 2020

Expected Settlement Date: March 11, 2020
Initial Note Value: $1,036,458,395.58 (discount rate: 4.75%)
Initial Overcollateralization Amount: $25,918,396
Initial Reserve Account Deposit: $10,364,584
Specified Reserve Account Balance: $10,364,584

BofA Securities	Citigroup	Credit Agricole Securities	HSBC
Barclays		RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

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